Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

December 2, 2010

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle

Suite 1370

Coral Gables, FL 33134

Re:	Catalyst Pharmaceutical Partners, Inc. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, together or separately in one or more series (if applicable), of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase shares of the Company’s Common Stock (the “Warrants”, and, together with the Common Stock, the “Securities”). The Securities offered hereunder are to be offered by the Company on a delayed or continuous basis pursuant to the provisions of Rule 415 under the Securities Act.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the Registration Statement. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

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BOCA RATON     DALLAS    DENVER    FORT LAUDERDALE     JACKSONVILLE     LAS VEGAS     LOS ANGELES     MADISON     MIAMI     NEW YORK     ORLANDO     PALM BEACH     TALLAHASSEE     TAMPA     TYSONS CORNER     WASHINGTON, D.C.     WEST PALM BEACH

December 2, 2010

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(a)	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and without limiting the generality of the foregoing qualification;

(b)	limitations imposed by general principles of equity upon the availability of equitable remedies and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or which would be commercially unreasonable, or where their breach is not material;

(c)	we express no opinion as to the enforceability of any provisions of any agreement providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy;

(d)	except to the extent encompassed by an opinion set forth below with respect to the Company, the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to any agreement with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party; and

(e)	our opinion is based upon current statutes, rules, regulations, cases and official interpretative opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	the Common Stock, including the Common Stock to be issued upon proper exercise of the Warrants, when authorized, issued and sold by the Company for an amount per share not less than the par value thereof and in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, in accordance with any underwriting agreement or purchase agreement, and in accordance with the resolutions to be adopted by the Board of Directors of the Company, will be duly and validly issued, fully paid and nonassessable; and

2.

the Warrants, when authorized, issued and sold by the Company in the manner described in the Registration Statement and any applicable prospectus supplement relating thereto, in accordance with any underwriting agreement or purchase agreement, and in accordance with the resolutions to be adopted by the Board of Directors of the Company, will constitute a valid and binding obligation of the Company, enforceable against the

December 2, 2010

Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

In rendering the opinions expressed above, we have further assumed that (i) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (ii) the Company will authorize the offering and issuance of the Securities and will authorize, execute and deliver any and all documents contemplated thereby or by the Registration Statement or any applicable prospectus supplement relating thereto, and will take any other appropriate additional corporate action with respect thereto, (iii) certificates, if required, representing the Common Stock, including the Common Stock to be issued upon proper exercise of the Warrants, will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned and (v) a sufficient number of shares of Common Stock will be authorized and available for issuance and the consideration therefor will not be less than the par value of the shares of the Common Stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

/s/ Akerman Senterfitt

AKERMAN SENTERFITT